77C.  Matters Submitted to a Vote of Security Holders

A special meeting of the Trust's shareholders was held on June 8, 1998 at which shareholders approved five proposals. The voting results were as follows:

Proposal 1 To elect as Trustees the following two nominees:

                                                            Shares Against      Shares Abstaining   Percent of Shares Voted
                                       Shares For
Gordon Holmes                          1,585,033            18,564              35,479              100.00%
George J. Sullivan, Jr.                1,582,880            23,982              32,214              100.00%


Proposal 2        To approve a new Management Agreement under which Allmerica
 Financial Investment Management Services, Inc. ("AFIMS") will serve as Manager of the Trust:

                                                             Shares Against     Shares Abstaining      Percent of Shares Voted
                                             Shares For
Value                                        526,933         121                12,353                 100.00%
Growth                                       395,909         101                6,908                  100.00%
International Growth                         288,240         469                8,761                  100.00%
Strategic Income                             157,206         ---                891                    100.00%
Global Interactive/Telecomm                  234,450         122                5,811                  100.00%


Proposal 3 To approve agreements under which AFIMS is substituted for the previous Manager under the Portfolio Management Agreements:

                                                                 Shares Against     Shares Abstaining    Percent of Shares
                                             Shares For                                                        Voted
Value                                        526,948             121                13,338               100.00%
Growth                                       395,240             101                7,577                100.00%
International Growth                         288,240             469                8,761                100.00%
Global Interactive/Telecomm                  233,540             122                6,721                100.00%


Proposal 4        To approve a new Portfolio Management Agreement with Allmerica
 Asset Management, Inc. for the Strategic Income
Portfolio:

                                                            Shares Against      Shares Abstaining    Percent of Shares Voted
                                        Shares For
Strategic Income                        157,206             ---                 891                  100.00%



Proposal  5 To  approve a new  investment  objective  for the  Strategic  Income
Portfolio:

                                                            Shares Against      Shares Abstaining    Percent of Shares Voted
                                        Shares For
Strategic Income                        157,206             ---                 891                  100.00%